Exhibit 10.1

Privileged & Confidential

CHANGE IN CONTROL SEVERANCE AGREEMENT

CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) dated as of March 28, 2014, by and between Spectrum Pharmaceuticals, Inc. (the “Company”), and             (the “Employee”).

W I T N E S S E T H

WHEREAS, the Company desires to offer certain severance protections to the Employee if the Employee’s employment with the Company is terminated by the Company under certain circumstances following a Change in Control.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. DEFINITIONS. For purposes of this Agreement, capitalized terms and phrases used herein and not otherwise defined shall have the meanings ascribed in this Section 1:

(a) “Accrued Benefits” shall mean: (i) (A) any unpaid Base Salary through the date of termination; (B) reimbursement for any unreimbursed business expenses incurred through the date of termination; and (C) any accrued but unused vacation time in accordance with Company policy, in each case, payable within sixty (60) days following the applicable termination of employment (or such earlier date as may be required by applicable law); and (ii) all other accrued and vested payments, benefits or fringe benefits to which the Employee shall be entitled in accordance with the applicable compensation arrangement or benefit plan or program of the Company.

(b) “Base Salary” shall mean the Employee’s annual base compensation rate for services paid by the Company to the Employee at the time immediately prior to the Employee’s termination of employment, as reflected in the Company’s payroll records or, if higher, the Employee’s annual base compensation rate immediately prior to a Change in Control. Base Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, non-cash compensation, or any other additional compensation, but shall include amounts reduced pursuant to the Employee’s salary reduction agreement under Section 125, 132(f)(4) or 401(k) of the Internal Revenue Code, if any, or a nonqualified elective deferred compensation arrangement, if any, to the extent that in each such case the reduction is to base salary.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Cause” shall mean the Employee engaging in any of the following: (i) fraud, misappropriation, embezzlement or acts of similar dishonesty; (ii) conviction of, or plea of nolo contendere to a felony; (iii) any illegal use of drugs or excessive use of alcohol in the workplace; (iv) intentional and willful misconduct that may subject the Company to criminal or civil liability; (v) breach of the Employee’s duty of loyalty to the Company or diversion or usurpation of corporate opportunities properly belonging to the Company; (vi) the knowing breach of any Company confidentiality agreement to which the Employee is a party; (vii) disregard of the Company policies and procedures; (viii) insubordination, (ix) failure to satisfactorily perform the duties of the Employee’s position, or (x) violation of any material provision of this Agreement, including, without limitation, Section 5 hereof, in each case, as determined by the Company in its sole discretion. The Company’s lack of immediate action with respect to conduct of the Employee that would constitute Cause hereunder shall not preclude the Company from taking later action on such act or taking action with respect to another such act committed by the Employee.

(e) “Change in Control” shall mean the consummation of the first transaction following the date hereof, whether in a single transaction or in a series of transactions, that results in (i) the holders of the outstanding voting securities of the Company as of the date hereof ceasing to hold a majority of the outstanding voting securities of the Company or its successor, or (ii) a sale of all or substantially all of the assets of the Company on a consolidated basis.

(f) “Code Section 409A” shall mean Internal Revenue Code Section 409A and the treasury regulations and other official guidance promulgated thereunder from time to time.

(g) “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Employee, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification thereof by the Employee to the Company: (i) a material diminution in the Employee’s Base Salary and employee benefits package in the aggregate as in effect immediately prior to a Change in Control; (ii) a material diminution in the Employee’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law) as in effect immediately prior to a Change in Control; (iii) a relocation of the Employee’s primary work location by more than fifty (50) miles from its location as in effect immediately prior to a Change in Control that also results in a material increase in the Employee’s commuting distance; or (iv) a material breach of this Agreement by the Company. The Employee shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s cure period as set forth above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Employee.

2. TERM

(a) At-Will Employment. The Employee acknowledges and agrees that the Employee’s employment with the Company is and shall remain “at-will” and the Employee’s employment with the Company may be terminated at any time and for any reason (or no reason) by the Company or the Employee, with or without notice. During the period of the Employee’s employment with the Company, the Employee shall perform such duties and fulfill such responsibilities as reasonably requested by the Company from time to time commensurate with the Employee’s position with the Company.

(b) Expiration. Notwithstanding any other provisions herein to the contrary, in the event that a Change in Control is consummated and the Employee remains in the continued employment of the Company through the first anniversary of such Change in Control, this Agreement shall expire automatically as of such date, and thereafter, all of the rights and obligations of the Employee and the Company hereunder shall become null and void and without any further legal force or effect whatsoever.

3. CHANGE IN CONTROL SEVERANCE BENEFITS.

(a) BENEFITS UPON TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Employee’s employment by the Company is terminated (x) by the Company other than for Cause (and other than due to death or physical or mental incapacity), or (y) by the Employee for Good Reason, in each case, within twelve (12) months following the occurrence of a Change in Control, the Company shall pay or provide the Employee with the following benefits, subject to the Employee’s continued compliance with the obligations in Sections 4, 5 and 6 hereof.

(i) The Accrued Benefits.

(ii) An amount equal to the Employee’s monthly Base Salary rate (but not as an employee), paid monthly for a period of twelve (12) months following such termination; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, any such payment scheduled to occur during the first sixty (60) days following such termination shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

(iii) The impact of the Employee’s termination of employment under this Section 3(a) with respect to any outstanding long-term incentive program awards shall be governed by all of the terms and conditions of such program and the applicable award documentation thereunder.

(b) OTHER TERMINATIONS. The parties intention under this Agreement is to provide severance benefits only under the circumstances expressly enumerated under Section 3(a) hereof. Unless otherwise determined by the Company in its sole discretion, in the event of a termination of the Employee’s employment with the Company for any reason (or no reason) or at any time other than as expressly contemplated by Section 3(a) hereof, the Employee shall not be entitled to receive any severance benefits or other further compensation from the Company hereunder whatsoever, except for the Accrued Benefits and any other rights or benefits to which the Employee is otherwise entitled pursuant to the requirements of applicable law.

(c) OTHER OBLIGATIONS. Upon any termination of the Employee’s employment with the Company, on the request of the Company, the Employee shall promptly resign from any position as an officer, director or fiduciary of any Company-related entity.

(d) EXCLUSIVE REMEDY. The amounts payable to the Employee following termination of employment hereunder shall be in full and complete satisfaction of the Employee’s rights under this Agreement and any other claims that the Employee may have in respect of the Employee’s employment with the Company or any of its affiliates in connection with any termination of employment contemplated hereunder, and the Employee acknowledges that such amounts are fair and reasonable, and are the Employee’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employee’s employment hereunder or any breach of this Agreement.

4. RELEASE; NO MITIGATION; NO SET-OFFS. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Employee delivers to the Company and does not revoke a general release of claims in favor of the Company substantially in the form of Exhibit A attached hereto. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Employee as a result of employment by a subsequent employer. The Company’s obligations to pay the Employee amounts hereunder shall not be subject to set-off, counterclaim or recoupment by amounts owed by the Employee to the Company or any of its affiliates.

5. RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY; NONDISPARAGEMENT.

(i) The Employee recognizes that by reason of the Employee’s provision of services to the Company, the Employee has acquired confidential information and trade secrets concerning research and development, know-how, processes and techniques, technical data, customers, sales prospects, distribution, pricing and cost information, and marketing plans and proposals, financial data and the intellectual property of the Company (collectively, the “Proprietary Information”), the use or disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate; provided that Proprietary Information does not include any information that (A) is or becomes available to the general public or is generally available within the relevant business or industry other than as a result of an action by the Employee in breach of this Agreement, or (B) the Employee receives or has received on a non-confidential basis from a source other than the Company. Accordingly, the Employee covenants and agrees with the Company that, for the period commencing on the date hereof and ending on the first anniversary of the date that the Employee ceases to provide services to the Company, the Employee will not at any time, except in performance of the Employee’s obligations to the Company or with the prior written consent of the Company, directly or indirectly, disclose or reveal to any person, entity or other organization or use for the Employee’s own benefit any Proprietary Information known to the Employee unless disclosure is required by law, regulation or legal process (including, without limitation, by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) in connection with any proceeding by or before a governmental or judicial authority, regulatory or administrative body or securities exchange. For purposes of this Agreement, Proprietary Information may be in any medium or form, including, without limitation, physical documents, computer files or disks, videotapes, audiotapes, and oral communications.

(ii) In the event that the Employee is requested or required by law, regulation or legal process to disclose any Proprietary Information, the Employee shall provide the Company with prompt written notice so that the Company may, at its own cost, seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or the Company waives its right to seek such an order or remedy, the Employee shall, without liability under this Agreement, furnish only that portion of such Proprietary Information or take only such action that, in the opinion of the Employee’s counsel, the Employee is required to disclose under applicable law, regulation or legal process; provided that the Employee shall exercise the Employee’s commercially reasonable efforts to obtain assurance that confidential treatment shall be accorded any such Proprietary Information.

(iii) The Employee agrees that the Employee will not make, or cause or assist any other person to make, any statement or other communication, written or otherwise, to any third party, including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/internet format or any other medium, which impugns, attacks or criticizes, is misleading or untrue with respect to, or is otherwise disparaging (or that constitutes trade libel) of the reputation, business, prospects, products, services or character of any of the Company or the Company or any of their affiliates or any of their respective directors, officers or employees. Nothing in this Section 5(a)(iii) shall prohibit the Employee from providing truthful information in response to a subpoena or other legal process.

(b) INVENTIONS. (i) The Employee acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of the Employee’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Employee, solely or jointly with others, during the period of the Employee’s employment with the Company, or (B) suggested by any work that the Employee performs in connection with the Company, either while performing the Employee’s duties with the Company or on the Employee’s own time, but only insofar as the Inventions are related to the Employee’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Employee will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Employee will surrender them upon the termination of the Employee’s employment with the Company, or upon the Company’s request. The Employee will assign to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employee’s employment with the Company, together with the right to file, in the Employee’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Employee will, at any time during and subsequent to the Employee’s employment with the Company, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Employee from the Company. The Employee will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Employee from the Company, but entirely at the Company’s expense.

(ii) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Employee agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Employee. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Employee hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Employee’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Employee hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Employee has any rights in the results and proceeds of the Employee’s service to the Company that cannot be assigned in the manner described herein, the Employee agrees to unconditionally waive the enforcement of such rights. The Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Employee’s benefit by virtue of the Employee being an employee of or other service provider to the Company.

(c) RETURN OF COMPANY PROPERTY. On the date of the Employee’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Employee shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Employee may retain the Employee’s rolodex and similar address books provided that such items only include contact information.

(d) REASONABLENESS OF COVENANTS. In signing this Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 5. The Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect of subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Employee from obtaining other suitable employment during the period in which the Employee is bound by the restraints. The covenants contained in this Section 5 are independent covenants and shall be enforceable by the Company regardless of any claims that the Employee shall have against the Company or any of its affiliates, whether under this Agreement or otherwise. The Employee further covenants that the Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 5. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Employee’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 5.

(e) REFORMATION. In the event that any of the covenants contained in this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then any such provision or provisions shall not be deemed void, and the parties hereto agree that said limits may be modified by the court and that said covenants contained in this Section 5 shall be amended in accordance with said modification, it being specifically agreed by the parties that it is their continuing desire that the covenants contained in this Section 5 be enforced to the full extent of its terms and conditions or if a court finds the scope of the covenants unenforceable, the court should redefine the covenants so as to comply with applicable law.

6. COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Employee agrees that while employed by the Company and thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of all claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of all claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee’s employment with the Company. The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuit involving such claims that may be filed or threatened against the Company or its affiliates. The Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Employee in complying with this Section 6.

7. EQUITABLE RELIEF AND OTHER REMEDIES. The Employee acknowledges and agrees that the remedy at law for any breach of any of the provisions of Section 5 or Section 6 hereof may be inadequate and, accordingly, the Employee covenants and agrees that the Company shall, in addition to any other rights and remedies to which the Company and its affiliates may have under applicable law, be entitled to equitable relief, including, without limitation, injunctive relief, without bond or other necessity, and to the remedy of specific performance with respect to any breach or threatened breach of such covenants, as may be available from any court of competent jurisdiction. In the event of a material violation by the Employee of Section 5 or Section 6 hereof, any severance being paid to the Employee pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Employee shall be immediately repaid to the Company.

8. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 8 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company; provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

9. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

At the address (or to the facsimile number) shown

in the books and records of the Company.

If to the Company:

Spectrum Pharmaceuticals, Inc.

11500 S. Eastern Avenue, Suite 240

Henderson, NV 89052

Attention: Legal Department

e-mail: legal@sppirx.com

With a copy to (which shall not constitute notice):

Spectrum Pharmaceuticals, Inc.

11500 S. Eastern Avenue, Suite 240

Henderson, NV 89052

Attention: Chief Executive Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

11. SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

12. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13. GOVERNING LAW; JURISDICTION. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the choice of law provisions thereof. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Nevada or the United States District Court for Nevada and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Employee’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Nevada, the court of the United States of America for the State of Nevada, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Nevada State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Employee or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EMPLOYEE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR THE EMPLOYEE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Employee’s or the Company’s address as provided in Section 9 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Nevada. The parties acknowledge and agree that in connection with any dispute hereunder, each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses.

14. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director of the Company as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto (if any) sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

15. TAX MATTERS.

(a) WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) CODE SECTION 409A COMPLIANCE.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A.

(ii) To the extent required for purposes of Code Section 409A, if applicable, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 15(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Code Section 409A, the Employee’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SPECTRUM PHARMACEUTICALS, INC.

By:
Name:
Title:

EMPLOYEE

By:
Name:
Title:

Change in Control Severance Agreement Signature Page

EXHIBIT A

GENERAL RELEASE

I,             , in consideration of and subject to the performance by Spectrum Pharmaceuticals, Inc. (together with its subsidiaries and successors, the “Company”), of its obligations under the Change in Control Severance Agreement dated as of March 28, 2014 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates, subsidiaries and direct or indirect parent entities and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates, subsidiaries and direct or indirect parent entities (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand that any payments or benefits paid or granted to me under Section 3 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 3 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Benefits or any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, (iii) claims under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (iv) claims related to reimbursement of ordinary and reasonable business expenses in accordance with the Company’s policies in effect from time to time, and (v) claims relating to any outstanding equity-based award on the date of termination in accordance with the terms thereof.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8. I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9. I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11. I hereby acknowledge that Sections 3 through 9, 11, and 13 through 15 of the Agreement shall survive my execution of this General Release.

12. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED:
NAME:

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